                                                                    Exhibit 12.1


                                            Predecessor                                    Successor
                               ----------------------------------------      --------------------------------------
                                                              January 1      March 25,
                               Years Ended December 31,        through        through        Years Ended December 31,
                               ------------------------        March 24,      Dec. 31,       ------------------------
                                 1995            1996            1997           1997           1998           1999
                                 ----            ----            ----           ----           ----           ----
Net income (loss) before
  taxes                             209              47            (676)         2,993          1,615          2,102

Fixed charges                     1,164           1,118             420          5,180          8,439         13,376
                               --------        --------        --------       --------       --------       --------

  Earnings                        1,373           1,165            (256)         8,173         10,054         15,478

Fixed charges                     1,164           1,118             420          5,180          8,439         13,376

Fixed charge coverage               1.2x            1.0x              -            1.6x           1.2x           1.2x
                               ========        ========        ========       ========       ========       ========

For purposes of calculating the ratio of earnings to fixed charges, earnings represent income (loss) before income taxes plus fixed charges. Fixed charges consist of net interest expense and the portion of operating rental expense which management believes is representative of the interest component of rent expense, less amounts that represent amortization of deferred financing fees and debt issuance costs. The deficiency in the amount of earnings compared to fixed charges was $676 for the period ended March 24, 1997.